Exhibit 4.20

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, IDENTIFIED BY [***], HAS BEEN EXCLUDED FROM THIS DOCUMENT PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT POLYPID LTD. TREATS AS PRIVATE OR CONFIDENTIAL.

THIRD AMENDMENT (this “Amendment”)

Dated January 6, 2025

to:

that certain AGREEMENT FOR THE PROVISION OF A LOAN FACILITY OF UP TO US$15,000,000 dated as of April 5, 2022, as amended on March 29, 2023 and on August 1, 2024 (the “Loan Agreement”) between Kreos Capital VI (Expert Fund) LP., a partnership with limited liability incorporated in Jersey whose registered office is at 47 Esplanade, St Helier, Jersey (the “Lender” or “Kreos”, which expressions shall include its successors and assigns), and PolyPid Ltd., a company organized under the laws of the State of Israel, company no. 514105923 whose registered office is at 18 Ha’Sivim St., Petach-Tikva 4959376, Israel (the “Borrower”).

WHEREAS:

A.	The parties to this Amendment (the “Parties”) have entered into the Loan Agreement; and

B.	The Parties wish to further amend the terms of the Loan Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Definitions

Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning ascribed to them under the Loan Agreement.

2.	Restructure of Repayment of Outstanding Loan

2.1.	New Repayment Schedule. Effective as on January 1, 2025, instead of repayment of the outstanding Loan (principal and interest accrued thereon) according to the last repayment schedule issued pursuant to the second amendment of the Loan Agreement dated August 1, 2024, the Borrower shall repay the outstanding amount of the Loan (principal and interest accrued on all Tranches drawn down under the Loan Agreement) according to the new repayment schedule attached hereto as Schedule A (the “New Repayment Schedule”). Each payment under the New Repayment Schedule shall be made on the date specified in the New Repayment Schedule.

2.2.	End of Loan Payment. The End of Loan Payment shall be increased to 7.00% of each Tranche.

2.3.	Restructuring Fee. In addition to the fees payable under the Loan Agreement, the Borrower shall pay the Lender an additional restructuring fee of US$ 150,000 (“Additional Restructuring Fee”). This fee shall accrue interest at an annual rate of 12%, compounded monthly, starting January 1, 2025. The Additional Restructuring Fee, along with all accrued interest, shall be paid in a single instalment on July 1, 2025.

3.	Borrower Confirmations

3.1.	The representations and warranties made by the Borrower to the Lender under the Loan Agreement are deemed to be made to the Lender by the Borrower on the date of this Amendment by reference to the facts and circumstances then existing, in each case as if references to “the Loan Agreement” were references to the Loan Agreement as amended by this Amendment.

3.2.

The Borrower confirms that (i) each guarantee, indemnity and/or security interest provided or granted by it or any Group Company pursuant to or in connection with the Loan Agreement or the related security documents continues in full force and effect and extends where it purports to do so to the Borrower’s and each such Group Company’s full obligations and liabilities under the Loan Agreement and/or the security documents (as applicable), and (ii) the Borrower’s and each such Group Company’s obligations under the Loan Agreement and/or security documents (as applicable) to which it is a party remain in full force and effect.

4.	Survival of Provisions

Except as otherwise expressly amended hereby as set forth above, the provisions of the Loan Agreement and all other documents executed in connection therewith shall remain in full force and effect, insofar as they do not contradict this Amendment.

5.	General Provisions

5.1.	Expenses

The Borrower shall bear the costs and expenses incurred by the Lender in connection with the negotiation and execution of this Amendment.

5.2.	Entire Agreement

This Amendment shall be deemed for all intents and purposes as an integral part of the Loan Agreement. The Loan Agreement, as amended by this Amendment, together with the Security Documents and all ancillary documents thereunder, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. Any reference to the Loan Agreement (however defined) in any of the Security Documents shall be deemed to refer to the Loan Agreement as amended by this Amendment. In the event of any contradiction between the terms of each the Loan Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.

5.3.	Counterparts

This Amendment may be executed in counterparts (including email copies in pdf format or the like, or signed with docusign, e-sign or any similar form of signature by electronic means), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Third Amendment.

BORROWER

/s/ Dikla Czaczkes Akselbrad

POLYPID LTD.

Name:	Dikla Czaczkes Akselbrad
Title:	Chief Executive Officer

LENDER

/s/ Mark Collins

KREOS CAPITAL VI (EXPERT FUND) LP.

Name:	Mark Collins
Title:	Director

SCHEDULE A

New Repayment Schedule

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